Exhibit 99.1

For Immediate Release Contact: Cindy McCann VP of Investor Relations 512.542.0204

Whole Foods Market Reports First Quarter 2009 Results
Company Reports Diluted EPS of $0.20, Including $0.05 in FTC-Related Legal Costs,
and Generates $31.8 Million of Positive Free Cash Flow

February 18, 2009.  Whole Foods Market, Inc. (NASDAQ: WFMI) today reported results for the 16-week first quarter ended January 18, 2009.  Sales for the quarter were $2.5 billion, in line with the prior year.  Excluding $15.6 million of sales in the prior year from 13 subsequently closed Wild Oats stores, sales increased 1%.  Comparable store sales decreased 4.0% versus a 9.3% increase in the prior year.  Identical store sales, excluding eight relocated stores and three major expansions, decreased 4.9% versus a 7.1% increase in the prior year.  Excluding the negative impact of foreign currency translation, comparable store sales decreased 3.4%, and identical store sales decreased 4.2%.

For the quarter, earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $147.8 million, and earnings before interest, taxes, depreciation and other non-cash expenses (“EBITANCE”) were $166.1 million.  Approximately $99.1 million relating to depreciation and amortization, share-based payments, LIFO and deferred rent was expensed for accounting purposes but was non-cash.  For the quarter, income available to common shareholders was $27.8 million, and diluted earnings per share were $0.20.  These results included $11.0 million, or $0.05 per diluted share, in legal costs related to the Federal Trade Commission (“FTC”) lawsuit.

During the quarter, the Company produced $142.1 million in cash flow from operations and invested $110.3 million in capital expenditures, of which $82.1 million related to new stores.  In addition, the Company paid a cash dividend to preferred stockholders of $2.8 million.  Cash and cash equivalents increased to $272.6 million, and total debt was $748.4 million.  During the quarter, the Company received $413.1 million net of closing costs from the Series A Preferred Stock investment and paid down $195.0 million on its credit line, net of borrowings.  Currently, the Company has approximately $260.6 million available on its credit line, net of $89.4 million in outstanding letters of credit.  The Company continues to be in compliance with all applicable covenants in its credit agreements.

“The difficult strategic decisions we made last August to contain costs and cut capital spending are helping us successfully manage through this challenging economic environment,” said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market.  “Despite flat sales in the first quarter, our EBITDA was approxumately equal to last year; we produced strong cash flow from operations, and we generated $31.8 million of positive free cash flow.  We are demonstrating we can operationally adjust to lower sales volumes and believe that this flexibility, combined with our improved balance sheet, will enable us to emerge stronger and better positioned over the long term.”

The Company is no longer breaking out the results of the acquired Wild Oats stores from the results of its core business.  The continuing Wild Oats stores were included in the Company’s comparable and identical store base for the entire first quarter of the current and prior year.  Historical results include the acquired Wild Oats stores as of the last four weeks of fiscal year 2007.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

The Company’s average results for the last five fiscal years and quarterly results for the last five fiscal quarters are shown in the following table.  Where applicable, percentages have been adjusted to exclude FTC-related legal costs, Hurricane Katrina charges and credits, and share-based payments expense related to the Company’s September 2005 accelerated vesting of stock options.

	FY04-FY08 Average	1Q08	2Q08	3Q08	4Q08	1Q09

Sales growth	20.5%	31.4%	27.6%	21.6%	15.5%	0.4%
Comparable store sales growth	10.2%	9.3%	6.7%	2.6%	0.4%	-4.0%
Identical store sales growth	9.1%	7.1%	5.1%	1.9%	-0.5%	-4.9%

Gross profit	34.7%	33.6%	34.9%	34.4%	33.3%	33.4%
Direct store expenses	25.9%	26.2%	26.6%	26.6%	26.6%	26.5%
Store contribution	8.8%	7.4%	8.3%	7.7%	6.8%	6.8%
G&A expenses	3.3%	3.6%	3.6%	3.3%	2.9%	2.9%

Due to seasonality, the Company’s gross margin is typically lower in the first quarter than in the remaining three quarters of the year, averaging 34.0% in the first quarter for the past five years.  For the quarter, gross profit decreased 28 basis points to 33.4% of sales.  The LIFO charge was $3.6 million versus $2.6 million in the prior year.  Direct store expenses increased 29 basis points to 26.5% of sales. As a result, store contribution decreased 57 basis points to 6.8% of sales.

For stores in the identical store base, gross profit decreased 21 basis points from the prior year to 33.6% of sales due primarily to higher occupancy costs, including an increase in property taxes and rent as a percentage of sales.  Direct store expenses improved 13 basis points from the prior year to 26.0% of sales due primarily to leverage in wages and certain other direct store expenses that more than offset increases in workers’ compensation, healthcare and depreciation as a percentage of sales.  As a result, store contribution decreased eight basis points to 7.6% of sales.

G&A expenses, excluding $11.0 million in FTC-related legal costs, improved 66 basis points to 2.9% of sales primarily due to the elimination of G&A expenses at the former Wild Oats home office in Boulder, along with the cost-containment measures implemented at the Company’s global and regional offices.

Additional information on the quarter for comparable stores and all stores is provided in the following table.

		NOPAT	# of	Average	Total
Comparable Stores	Comps	ROIC[1]	Stores	Size	Square Feet

Over 11 years old (15.6 years old, s.f. weighted)	-4.4%	67%	88	27,000	2,373,100
Between eight and 11 years old	-4.4%	38%	58	30,500	1,769,600
Between five and eight years old[2]	-7.8%	36%	40	34,300	1,371,400
Between two and five years old	-4.2%	15%	52	46,300	2,408,500
Less than two years old (including eight relocations)	4.6%	-2%[3]	27	56,200	1,516,200

All comparable stores (7.7 years old, s.f. weighted)	-4.0%	25%	265	35,600	9,438,800
All stores (7.2 years old, s.f. weighted)		21%	279	36,400	10,155,100

1Reflects only store-level capital and NOPAT, including pre-opening expense.
2This age category was impacted by a higher percentage of cannibalized stores.
3Excluding the Kensington store in London, NOPAT ROIC was -1%.

Growth and Development

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

In the first quarter, the Company opened five stores, including two relocations.  So far in the second quarter, the Company has closed one Wild Oats store in Albuquerque, NM.  The Company currently has 278 stores totaling 10.1 million square feet. The Company recently signed one new lease for a 45,000-square-foot store in Burlington, VT currently scheduled to open after fiscal year 2010.

In the second quarter, the Company announced the split of its North Atlantic region into two regions – the North Atlantic region, consisting of all stores and facilities in Maine through Central Connecticut, and the new U.K. region, consisting of four acquired Fresh & Wild stores, which were recently rebranded, and the Kensington store in London.

“We believe there is great growth potential in the U.K., and we are taking proactive steps to improve our operations there,” said Mr. Mackey. “Our overall operating cash flow in the U.K. on a currency-adjusted basis improved to negative $1.7 million in the first quarter from negative $3.3 million in the first quarter last year, and we believe that dedicated and focused executive leadership will drive further improvements in our financial performance, resulting in strong returns over the longer term.”

The following table provides additional information about the Company’s store openings in fiscal year 2008 and year to date in fiscal year 2009, leases currently tendered but not opened, and total development pipeline for stores scheduled to open through fiscal year 2013.  For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

New Store Information	Stores Opened FY08	Stores Opened FY09 YTD	Current Leases Tendered	Current Leases Signed[2]

Number of stores (including relocations)	20	5	17	68
Number of relocations	6	2	6	13
Number of lease acquisitions, ground leases and owned properties	4	1	7	9
New markets	3	1	2	8
Average store size (gross square feet)	53,000	53,600	50,000	47,900
As a percentage of existing store average size	146%	147%	137%	131%
Total square footage	1,060,700	268,000	849,600	3,291,000
As a percentage of existing square footage	11%	3%	8%	32%
Average tender period in months	9.7	11.9
Average pre-opening expense per store (incl. rent)	$2.5 mil
Average pre-opening rent per store	$1.1 mil
Average development cost (excl. pre-opening)[1]	$15.9 mil
Average development cost per square foot[1]	$300

1 Includes estimated costs for three stores
2Includes leases tendered

FTC Update
On January 28, 2009, to allow both sides to negotiate a possible settlement, the FTC agreed to suspend its antitrust review of the consummated Wild Oats merger through February 5, 2009.  On February 4, 2009 the Commission extended the withdrawal of this matter from adjudication through March 6, 2009.  The Company looks forward to continuing constructive dialogue with the FTC to find a mutually agreeable resolution to this matter.  The Company is not able to make any further comments at this time.

Assumptions for Fiscal Year 2009
The uncertain and rapidly changing economic environment makes it highly difficult to forecast future results.  Therefore the Company has not given comparable store sales growth guidance for fiscal year 2009.  The Company has, however,

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

provided base-case assumptions using flat comparable store sales, which translate to sales of approximately $8.3 billion driven by the opening of 15 new stores, seven of which are relocations.

The Company notes that year-over-year sales comparisons are difficult in the first half of the year and become less difficult on a quarterly basis throughout the year.  For the first four weeks of the second quarter ended February 15, 2009, comparable store sales decreased 4.5%, and identical store sales decreased 5.4%.  Excluding the negative impact of foreign currency translation, comparable store sales decreased 3.8%, and identical store sales decreased 4.7%.  These results are in line with the Company’s average results for the last 11 weeks of the first quarter following the Company’s fourth quarter earnings release.

The Company has opened five stores year to date.  Three stores, including one relocation, are expected to open in the second quarter, and seven stores, including four relocations, are expected to open in the second half of the fiscal year.

The Company expects G&A expenses of approximately 3.1% of sales excluding FTC-related legal costs, or approximately 3.4% of sales including FTC-related legal costs.  The Company previously estimated FTC-related legal costs of $15 million to $20 million for fiscal year 2009.  The Company incurred costs of $11.0 million in the first quarter and expects to incur additional costs in the second quarter.  As the Company is currently in settlement talks with the FTC, and the impact of these discussions on costs is unknown, the Company is not prepared to adjust its estimates at this time.

The Company expects total pre-opening and relocation costs in the range of $55 million to $60 million.  Approximately half of this amount relates to pre-opening rent.

The Company expects net interest expense in the range of $35 million to $40 million for the year.

The Company expects an annualized effective tax rate in the range of 41% to 42%.

The Company now expects capital expenditures in the range of $350 million to $400 million for the fiscal year.

Based on these assumptions and using flat comparable store sales growth, the Company estimates EBITDA would be in the range of $525 million to $545 million, with EBITANCE in the range of $580 million to $605 million for fiscal year 2009.  The Company estimates diluted earnings per share would be in the range of $0.71 to $0.76, including approximately $0.06 to $0.08 in estimated dilution from FTC-related legal costs and approximately $0.17 in dilution from the Series A Preferred Stock.

 “With fewer than 300 stores today, we remain very bullish on our long-term growth prospects, as demand for natural and organic products continues to grow and as our company continues to evolve,” said Mr. Mackey.  “We are committed to producing positive free cash flow and are confident we will produce operating cash flow in excess of the capital expenditures needed to open the 68 stores in our development pipeline over the next five years.”

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

The following table provides additional information about the Company’s estimated store openings for the remainder of fiscal year 2009 through 2013 based on the Company’s current development pipeline.  These openings reflect estimated tender dates, which are subject to change, and do not incorporate any potential new leases, terminations or square footage reductions.

	Total Openings	Relocations	New Markets	Total Square Footage	Average Square Feet per Store

FY09 remaining stores in development	10	5	0	526,800	52,700
FY10 stores in development	15	0	4	616,300	41,100
FY11 stores in development	17	2	0	780,000	45,900
FY12 stores in development	16	4	1	835,600	52,200
FY13 stores in development	10	2	3	498,000	49,800
Total [1]	68	13	8	3,256,700	47,900

1 Total square footage excludes one expansion in development.

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the world’s leading natural and organic foods supermarket and America’s first national certified organic grocer.  In fiscal year 2008, the Company had sales of approximately $8 billion and currently has 278 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs more than 53,000 Team Members and has been ranked for 12 consecutive years as one of the “100 Best Companies to Work For” in America by Fortune magazine.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include but are not limited to general business conditions, the successful integration of acquired businesses into our operations, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition, changes in the Company’s access to available capital, the successful resolution of ongoing FTC matters, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 28, 2008.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Sixteen weeks ended
	January 18, 2009	January 20, 2008
Sales	$2,466,503	$2,457,258
Cost of goods sold and occupancy costs	1,643,785	1,630,706
Gross profit	822,718	826,552
Direct store expenses	653,974	644,375
Store contribution	168,744	182,177
General and administrative expenses	82,600	87,412
Operating income before pre-opening and store closure	86,144	94,765
Pre-opening expenses	14,064	15,139
Relocation, store closure and lease termination costs	5,077	5,012
Operating income	67,003	74,614
Interest expense	(13,580)	(11,581)
Investment and other income	1,841	2,754
Income before income taxes	55,264	65,787
Provision for income taxes	22,935	26,644
Net income	32,329	39,143
Preferred stock dividends	4,533	-
Income available to common shareholders	$27,796	$39,143

Basic earnings per share	$0.20	$0.28
Weighted average shares outstanding	140,330	139,377

Diluted earnings per share	$0.20	$0.28
Weighted average shares outstanding, diluted basis	140,330	140,610

Common dividends declared per share	$-	$0.20

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
January 18, 2009 and September 28, 2008
(In thousands)

Assets
	2009	2008
Current assets:
Cash and cash equivalents	$272,594	$30,534
Restricted cash	620	617
Accounts receivable	110,518	115,424
Merchandise inventories	338,200	327,452
Prepaid expenses and other current assets	38,152	68,150
Deferred income taxes	88,305	80,429
Total current assets	848,389	622,606
Property and equipment, net of accumulated depreciation and amortization	1,890,086	1,900,117
Goodwill	659,314	659,559
Intangible assets, net of accumulated amortization	75,839	78,499
Deferred income taxes	109,744	109,002
Other assets	10,373	10,953
Total assets	$3,593,745	$3,380,736

Liabilities And Shareholders' Equity
	2009	2008
Current liabilities:
Current installments of long-term debt and capital lease obligations	$392	$380
Accounts payable	158,969	183,134
Accrued payroll, bonus and other benefits due team members	204,260	196,233
Dividends payable	1,700	-
Other current liabilities	261,431	286,430
Total current liabilities	626,752	666,177
Long-term debt and capital lease obligations, less current installments	748,015	928,790
Deferred lease liabilities	212,704	199,635
Other long-term liabilities	79,223	80,110
Total liabilities	1,666,694	1,874,712

Series A redeemable preferred stock, $0.01 par value, 425 and no shares
authorized, issued and outstanding in 2009 and 2008, respectively	413,052	-

Shareholders' equity:
Common stock, no par value, 300,000 shares authorized;
140,399 and 140,286 shares issued and
outstanding in 2009 and 2008, respectively	1,071,319	1,066,180
Accumulated other comprehensive income	(24,538)	422
Retained earnings	467,218	439,422
Total shareholders' equity	1,513,999	1,506,024
Commitments and contingencies
Total liabilities and shareholders' equity	$3,593,745	$3,380,736

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
January 18, 2009 and January 20, 2008
(In thousands)

	Sixteen weeks ended
	January 18,	January 20,
	2009	2008
Cash flows from operating activities:
Net income	$32,329	$39,143
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	80,792	74,482
Loss on disposition of assets	2,299	642
Share-based payments expense	3,789	3,030
Deferred income tax benefit	(1,839)	(11,137)
Excess tax benefit related to exercise of team member stock options	-	(1,613)
Deferred lease liabilities	13,162	17,755
Other	9,144	2,127
Net change in current assets and liabilities:
Accounts receivable	4,378	(10,208)
Merchandise inventories	(15,888)	(29,988)
Prepaid expense and other current assets	29,432	(7,053)
Accounts payable	(23,242)	(27,332)
Accrued payroll, bonus and other benefits due team members	8,592	20,215
Other current liabilities	(389)	4,092
Net change in other long-term liabilities	(461)	1,985
Net cash provided by operating activities	142,098	76,140
Cash flows from investing activities:
Development costs of new locations	(82,086)	(106,492)
Other property and equipment expenditures	(28,209)	(59,050)
Proceeds from hurricane insurance	-	1,500
Acquisition of intangible assets	-	(973)
Purchase of available-for-sale securities	-	(194,316)
Sale of available-for-sale securities	-	194,316
Payment for purchase of acquired entities, net of cash	-	(4,913)
Proceeds from divestiture, net	-	165,142
Other investing activities	(129)	(139)
Net cash used in investing activities	(110,424)	(4,925)
Cash flows from financing activities:
Common dividends paid	-	(25,074)
Preferred dividends paid	(2,833)	-
Issuance of common stock	1,350	6,967
Excess tax benefit related to exercise of team member stock options	-	1,613
Proceeds from issuance of redeemable preferred stock	413,052	-
Proceeds from long-term borrowings	123,000	30,000
Payments on long-term debt and capital lease obligations	(320,715)	(39,015)
Other financing activities	-	-
Net cash provided by (used in) financing activities	213,854	(25,509)
Effect of exchange rate changes on cash and cash equivalents	(3,468)	(1,835)
Net change in cash and cash equivalents	242,060	43,871
Cash and cash equivalents at beginning of period	30,534	-
Cash and cash equivalents at end of period	$272,594	$43,871

Supplemental disclosure of cash flow information:
Interest paid	$22,286	$11,270
Federal and state income taxes paid	$4,581	$27,171
Non-cash transactions:
Conversion of convertible debentures into common stock	$-	$154

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added (“EVA”), Earnings before interest, taxes and non-cash expenses ("EBITANCE"),  Earnings before interest, taxes, depreciation and amortization (“EBITDA”), and Free Cash Flow in the press release as additional information about its operating results.  These measures are not in accordance with, or an alternative to, GAAP.  The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. Management believes EBITANCE is a useful non-GAAP measure of financial performance, helping investors more meaningfully evaluate the Company’s cash flow results by adjusting for certain non-cash expenses.  These expenses include depreciation, amortization, non-cash share-based payments expense, deferred rent, and LIFO.  Similar to EBITDA, this measure goes further by including other non-cash expenses, primarily those which have arisen since the use of EBITDA became common practice and because of accounting changes due to recent accounting pronouncements.  Management uses EBITANCE as a supplement to cash flows from operations to assess the cash generated from our business available for capital expenditures and the servicing of other requirements including working capital. In addition, management uses these measures for reviewing the financial results of the Company and EVA for incentive compensation and capital planning purposes.

The following is a tabular reconciliation of the EVA non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Sixteen weeks ended
EVA	January 18, 2009	January 20, 2008
Net income	$32,329	$39,143
Provision for income taxes	22,935	26,644
Interest expense and other	20,800	17,026
NOPBT	76,064	82,813
Income taxes (40%)	30,426	33,125
NOPAT	45,638	49,688
Capital charge	77,029	68,813
EVA	$(31,391)	$(19,125)

The following is a tabular presentation of the non-GAAP financial measures, EBITDA and EBITANCE including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Sixteen weeks ended
EBITDA and EBITANCE	January 18, 2009	January 20, 2008
Net income	$32,329	$39,143
Provision for income taxes	22,935	26,644
Interest expense, net	11,739	8,827
Income from operations	67,003	74,614
Depreciation and amortization	80,792	74,482
Earnings before interest, taxes, depreciation & amortization (EBITDA)	147,795	149,096
Non-cash expenses:
Share-based payments expense	3,790	3,030
LIFO expense	3,600	2,632
Deferred rent	10,875	12,760
Total other non-cash expenses	18,265	18,422
Earnings before interest, taxes, and non-cash expenses (EBITANCE)	166,060	167,518

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

The following is a tabular reconciliation of the Free Cash Flow non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Sixteen weeks ended
Free Cash Flow	January 18, 2009	January 20, 2008
Net income	$32,329	$39,143
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	80,792	74,482
Loss on disposition of assets	2,299	642
Share-based payments expense	3,789	3,030
Deferred income tax benefit	(1,839)	(11,137)
Excess tax benefit related to exercise of team member stock options	-	(1,613)
Deferred lease liabilities	13,162	17,755
Other	9,144	2,127
Net change in current assets and liabilities:
Accounts receivable	4,378	(10,208)
Merchandise inventories	(15,888)	(29,988)
Prepaid expense and other current assets	29,432	(7,053)
Accounts payable	(23,242)	(27,332)
Accrued payroll, bonus and other benefits due team members	8,592	20,215
Other current liabilities	(389)	4,092
Net change in other long-term liabilities	(461)	1,985
Net cash provided by operating activities	142,098	76,140
Development costs of new locations	(82,086)	(106,492)
Other property and equipment expenditures	(28,209)	(59,050)
Free cash flow	$31,803	$(89,402)